                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                                       SEC File Number 33-119632
                                                        CUSIP Number 759424 10 4

                           NOTIFICATION OF LATE FILING

(Check One):    / / Form 10-K    / / Form 20-F    / / Form 11-K    /X/ Form 10-Q    / / Form 10-D
                / / Form N-SAR   / / Form N-CSR

For Period Ended:                    September 30, 2005
                 ---------------------------------------------------------------

/ /      Transition Report on Form 10-K
/ /      Transition Report on Form 20-F
/ /      Transition Report on Form 11-K
/ /      Transition Report on Form 10-Q
/ /      Transition Report on Form N-SAR

For the Transition Period Ended:
                                ------------------------------------------------

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         NOTHING IN THIS FORM SHALL BE  CONSTRUED  TO IMPLY THAT THE  COMMISSION
HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         If the  notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                                ----------------

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant                RELATIONSERVE MEDIA, INC.
                       ---------------------------------------------------------

Former Name if Applicable
                         -------------------------------------------------------

Address of Principal Executive Office (Street and Number)   6700 North Andrews Avenue
                                                         -------------------------------

City, State and Zip Code              Fort Lauderdale, Florida 33309
                        --------------------------------------------------------

                                     PART II
                             RULE 12B-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
         Form 10-K,  20-F,  11-K or Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the  fifteenth  calendar day  following  the prescribed  due date;  or the subject  quarterly  report or  transition report on Form 10-Q or subject  distribution  report on Form  10-D,  or portion  thereof,  will be filed on or before  the fifth  calendar  day following the prescribed due date; and

         (c) The  accountant's  statement  or  other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in  reasonable  detail the  reasons  why Forms 10-K,  20-F,
11-K, 10-Q,  10-D,  N-SAR,  N-CSR, or the transition  report or portion thereof, could not be filed within the prescribed time period.

         The Registrant was unable to file the Form 10-QSB for the quarter ended
September 30, 2005, without  unreasonable effort or expense,  due to the effects of Hurricane Wilma on the Registrant's  principal offices and the offices of the
Registrant's accountants.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and  telephone  number of person to  contact in regard to this notification

DANIELLE KARP                        (954)                         202-6000
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   (Name)                         (Area Code)                 (Telephone Number)

         (2) Have all other periodic  reports required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                /X/ Yes   / / No

         (3) Is it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                / / Yes   /X/ No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                            RELATIONSERVE MEDIA, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date   November 14, 2005                  By /s/ Danielle Karp
     ----------------------                  ------------------------------------
                                          Name:  Danielle Karp
                                          Title: President

                  INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the  person  signing  the form  shall be typed or  printed beneath  the  signature.  If the  statement  is signed on behalf of the registrant  by an  authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

INTENTIONAL  MISSTATEMENTS  OR OMISSIONS  OF FACT  CONSTITUTE  FEDERAL  CRIMINAL
VIOLATIONS. (SEE 18 U.S.C. 1001).